Exhibit 99.1

CERTAIN CLOSED END FUNDS ADVISED BY WESTERN ASSET MANAGEMENT COMPANY, LLC ANNOUNCE NEW

DIRECTORS/TRUSTEES

New York – (Business Wire) – January 15, 2020

Western Asset Investment Grade Income Fund Inc. (NYSE: PAI) and Western Asset Premier Bond Fund (NYSE: WEA) (together, the “Funds”) each announced today the appointments of Jane F. Dasher and Susan B. Kerley as new directors of PAI and as new trustees of WEA, effective January 10, 2020.

Ms. Dasher serves as Chief Financial Officer, Long Light Capital, LLC and on the board of Visual Kinematics, Inc.

Ms. Kerley is an Investment Consulting Partner, Strategic Management Advisors, LLC and serves on the board of various series of the MainStay family of funds. Ms. Kerley formerly served on the Investment Company Institute (ICI) Board of Governors and ICI Executive Committee and was Chair of the Independent Directors Council.

An investment in a Fund involves risk, including loss of principal. Investment return and the value of shares will fluctuate. Fixed income securities are subject to risks, such as credit risk, inflation risk, call risk, and interest rate risk. As interest rates rise, bond prices fall, reducing the value of a Fund’s share price. High yield bonds are subject to additional risk and volatility.

Data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Funds.

For more information, please call Fund Investor Services at 1-888-777-0102, or consult the Funds’ web site at http://www.lmcef.com. Hard copies of a Fund’s complete audited financial statements are available free of charge upon request.

Shareholder Contact: Fund Investor Services-1-888-777-0102